Exhibit 99.1

SINCLAIR REVISES THIRD QUARTER REVENUE ESTIMATES

Company to Report Final Third Quarter Results on November 4, 2004

                BALTIMORE (October 4, 2004) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it is revising its net broadcast revenue estimate for the third quarter ended September 30, 2004.

                Initial guidance was for third quarter net broadcast revenues to be up 4% to 5% from third quarter 2003 net broadcast revenues of $161.3 million. However, due to weakness primarily in auto advertising spending and cancellations resulting from the recent hurricanes which impacted eight of the Company’s television stations in the Southeast, the Company is revising its net broadcast revenue guidance to be approximately $163.7 million in the third quarter.

                Sinclair will release final third quarter 2004 earnings results on Thursday, November 4, 2004 at 7:30 am ET.

Forward-Looking Statements:

                The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results. When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as amended and filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.